Exhibit 99.1

DREAMWORKS ANIMATION REPORTS

SECOND QUARTER 2010 FINANCIAL RESULTS

Company Announces New $150 Million Share Repurchase Program

Glendale, California – July 27, 2010 – DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its second quarter ended June 30, 2010. In the quarter, the Company reported total revenue of $158.1 million and net income of $24.0 million, or $0.27 per share on a fully diluted basis.

“Our strong second quarter was driven primarily by the blockbuster performances of Shrek Forever After and How to Train Your Dragon, two of the top 10 films of 2010 on both a domestic and a worldwide basis,” said Jeffrey Katzenberg, DreamWorks Animation’s CEO. “We have once again surpassed $1 billion in worldwide box office and with Megamind still to be released on November 5th, we are on track to make 2010 not only DreamWorks Animation’s single biggest year at the box office, but also the biggest year ever for any CG animation studio.”

Shrek Forever After, which was released on May 21, 2010, contributed $51.8 million of revenue in the quarter, generated by its domestic box office performance as well as merchandising and licensing activities. It has reached approximately $235 million in domestic box office and approximately $368 million in international box office for a worldwide box office total of approximately $603 million to date.

How to Train Your Dragon, which was released on March 26, 2010, contributed $33.4 million of revenue to the quarter, driven primarily by its domestic and international box office performance. It has reached approximately $480 million in worldwide box office to date.

The Company’s 2009 release, Monsters vs. Aliens, contributed $17.2 million of revenue to the quarter, driven primarily by international pay television. The film reached an estimated 7.7 million home entertainment units sold, net of actual and estimated future returns, by the end of the second quarter.

The Company’s 2008 releases, Madagascar: Escape 2 Africa and Kung Fu Panda, contributed $4.4 million and $2.5 million of revenue to the quarter, respectively.

Library and other items contributed approximately $48.8 million of revenue to the quarter.

Costs of revenue for the quarter equaled $98.7 million. Selling, general and administrative expenses totaled $27.8 million, including approximately $7.9 million of stock compensation expense and approximately $2.0 million of marketing expense related to the launch of the Company’s online virtual world, Kung Fu Panda World.

Additionally, the Company recorded an expense of approximately $8.7 million related to its tax sharing agreement with a former stockholder. Combining the amount due to the former stockholder with the Company’s income tax expense of approximately $0.7 million, the result is an overall equivalent tax rate of 28.1% for the second quarter.

The Company also announced today that its Board of Directors has approved a new $150 million share repurchase program. For the six months ended June 30, 2010, the Company has repurchased approximately 3.1 million shares for approximately $111 million.

The Company’s third quarter results are expected to be driven primarily by the continued international box office performance of Shrek Forever After. The Company expects its full year 2010 results, which will likely be heavily weighted toward the second half of the year, to be driven by the continued box office performance of Shrek Forever After as well as the home entertainment performance of How to Train Your Dragon and Shrek Forever After, both of which are expected to be released on DVD and Blu-ray in the fourth quarter.

Items related to the earnings press release for the second quarter of 2010 will be discussed in more detail on the Company’s second quarter 2010 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, July 27, 2010, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1096 in the U.S. and (612) 332-0107 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, July 27, 2010. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 163006 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series, live entertainment properties and online virtual worlds, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for two consecutive years. In 2010, DreamWorks Animation ranks #6 on the list. All of DreamWorks Animation’s feature films are now being produced in 3D. The Company has theatrically released a total of 20 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon. DreamWorks Animation’s next feature film is Megamind, scheduled to be released in 3D on November 5, 2010.

Contact:

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications

(818) 695-3658

shannon.olivas@dreamworks.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(unaudited)
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$76,918	$231,245
Trade accounts receivable, net of allowance for doubtful accounts	46,558	42,175
Income taxes receivable	13,690	9,016
Receivable from Paramount, net of reserve for returns and allowance for doubtful accounts	161,259	171,292
Film, live performance and other inventory costs, net	752,950	695,963
Prepaid expenses	33,018	25,505
Other assets	21,913	15,958
Property, plant, and equipment, net of accumulated depreciation and amortization	174,862	161,558
Deferred taxes, net	7,106	7,669
Goodwill	34,216	34,216

Total assets	$1,322,490	$1,394,597

Liabilities and Equity
Liabilities:
Accounts payable	$2,194	$2,400
Accrued liabilities	101,998	111,281
Payable to former stockholder	61,744	67,456
Deferred revenue and other advances	41,060	60,870

Total liabilities	206,996	242,007
Commitments and contingencies
Stockholders’ equity:
Stockholders’ equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 97,022,472 and 95,967,515 shares issued, as of June 30, 2010 and December 31, 2009, respectively	970	960
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 10,838,731 and 11,419,461 shares issued and outstanding, as of June 30, 2010 and December 31, 2009, respectively	108	114
Additional paid-in capital	953,203	922,681
Retained earnings	841,940	796,296
Less: Class A Treasury common stock, at cost, 23,612,421 and 20,430,031 shares, as of June 30. 2010 and December 31, 2009, respectively	(680,727)	(567,461)

Total stockholders’ equity	1,115,494	1,152,590

Total liabilities and stockholders’ equity	$1,322,490	$1,394,597

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands, except per share amounts)
Revenues	$158,095	$131,990	$320,238	$395,514
Costs of revenues	98,734	74,022	204,917	230,428

Gross profit	59,361	57,968	115,321	165,086
Product development	422	93	607	2,461
Selling, general and administrative expenses	27,751	24,831	51,261	45,522

Operating income	31,188	33,044	63,453	117,103
Interest income, net	171	979	230	1,518
Other income, net	2,004	1,613	4,097	3,065
Increase in income tax benefit payable to former stockholder	(8,668)	(11,020)	(16,856)	(27,030)

Income before income taxes	24,695	24,616	50,924	94,656
Provision (benefit) for income taxes	720	(940)	5,280	6,790

Net income	$23,975	$25,556	$45,644	$87,866

Basic net income per share	$0.28	$0.30	$0.53	$1.01
Diluted net income per share	$0.27	$0.30	$0.51	$1.01
Shares used in computing net income per share
Basic	85,709	85,890	86,741	86,673
Diluted	87,582	86,382	88,972	87,390

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2010	2009
	(in thousands)
Operating activities
Net income	$45,644	$87,866
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization and write off of film, live performance and other inventory costs	183,295	192,183
Stock compensation expense	15,210	14,695
Depreciation and amortization	2,526	1,831
Revenue earned against deferred revenue and other advances	(53,499)	(51,667)
Deferred taxes, net	563	12,330
Change in operating assets and liabilities:
Trade accounts receivable	(4,383)	2,427
Receivable from Paramount	10,033	72,534
Film, live performance and other inventory costs	(223,418)	(183,574)
Prepaid expenses and other assets	(15,540)	(16,242)
Accounts payable and accrued liabilities	(9,347)	(27,749)
Payable to former stockholder	(5,712)	(1,466)
Income taxes payable/receivable, net	(4,851)	(8,001)
Deferred revenue and other advances	35,549	74,515

Net cash (used in) provided by operating activities	(23,930)	169,682

Investing activities
Purchases of property, plant and equipment	(26,590)	(31,495)

Net cash used in investing activities	(26,590)	(31,495)

Financing Activities
Receipts from exercise of stock options	8,786	90
Excess tax benefits from employee equity awards	673	—
Purchase of treasury stock	(113,266)	(52,125)

Net cash used in financing activities	(103,807)	(52,035)

(Decrease) increase in cash and cash equivalents	(154,327)	86,152
Cash and cash equivalents at beginning of period	231,245	262,644

Cash and cash equivalents at end of period	$76,918	$348,796

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net	$8,891	$2,373

Cash paid during the period for interest, net of amounts capitalized	$281	$355